DGHM INVESTMENT TRUST
                          EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT is made and entered into effective as of March 1, 2009 by and between DGHM Investment Trust, a Delaware statutory trust (the "Trust"), with respect to its series portfolio as set forth on Schedule A, (the "Fund"), and Dalton, Greiner, Hartman, Maher & Co., LLC, a Delaware limited liability company (the "Advisor").

WHEREAS, the Trust is a Delaware statutory trust organized under the Certificate of Trust ("Trust Instrument"), dated July 27, 2006, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company of the series type; and

WHEREAS, the Trust, with respect to the Fund, and the Advisor have entered into an Investment Advisory Agreement ("Advisory Agreement") pursuant to which the Advisor provides investment advisory services to the Fund; and

WHEREAS, the Trust and the Advisor have determined that it is appropriate and in the best interests of the Fund and its shareholders to limit the expenses of the Fund, and, therefore, have entered into this Agreement, in order to maintain the Fund's expense ratios within the Operating Expense Limit, as defined below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. EXPENSE LIMITATION.

      (a) Applicable Expense Limit. To the extent that the aggregate expenses of every character, including but not limited to investment advisory fees of the Advisor (but excluding (i) interest, (ii) taxes, (iii) brokerage commissions, (iv) other expenditures which are capitalized in accordance with generally accepted accounting principles, (v) other extraordinary expenses not incurred in the ordinary course of the Fund's business, (vi) dividend expense on short sales, (vii), and expenses incurred under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act, if applicable), incurred by the Fund in any fiscal year ("Fund Operating Expenses"), that exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the "Excess Amount") shall be the liability of the Advisor. In determining the Fund Operating Expenses, expenses that the Fund would have incurred but did not actually pay because of expense offset or brokerage/services arrangements shall be added to the aggregate expenses so as not to benefit the Advisor. Additionally, fees reimbursed to the Fund relating to brokerage/services arrangements shall not be taken into account in determining the Fund Operating Expenses so as to benefit the Advisor. Finally, the Operating Expense Limit described in this Agreement excludes any "acquired fund fees and expenses" as that term is described in the prospectus of the Fund.

      (b) Operating Expense Limit. The Fund's maximum operating expense limits (each an "Operating Expense Limit") in any year shall be that percentage of the average daily net assets of the Fund as set forth on Schedule A attached hereto.

      (c) Method of Computation. To determine the Advisor's liability with respect to the Excess Amount, each month the Fund Operating Expenses for the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of the Fund, the Advisor shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Advisor shall also remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

      (d) Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Advisor to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2. REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

      (a) Reimbursement. If in any year in which the Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses of such Fund for the fiscal year are less than the Operating Expense Limit for that year, the Advisor may be entitled to reimbursement by such Fund, in whole or in part as provided below, of the fees or expenses waived or reduced by the Advisor and other payments remitted by the Advisor to such Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Advisor may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all fees previously waived or reduced by the Advisor and all other payments remitted by the Advisor to the Fund pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by such Fund to the Advisor pursuant to this Section 2, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

      (b) Method of Computation. To determine the Fund's accrual, if any, to reimburse the Advisor for the Reimbursement Amount, each month the Fund Operating Expenses of the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of the Fund for any month are less than the Operating Expense Limit of such Fund, such Fund, shall accrue into its net asset value an amount payable to the Advisor sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Operating Expense Limit of that Fund, provided that such amount paid to the Advisor will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Fund Operating Expenses of the Fund are below the Operating Expense Limit, a liability will be accrued daily for these amounts.

      (c) Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of the Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

      (d) Limitation of Liability. The Advisor shall look only to the assets of the Fund for which it waived or reduced fees or remitted payments for reimbursement under this Agreement and for payment of any claim hereunder, and neither the Fund, nor any of the Trust's trustees, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

3. TERM, MODIFICATION AND TERMINATION OF AGREEMENT.

      This Agreement with respect to the Fund shall continue in effect until the expiration date set forth on Schedule A (the "Expiration Date"). With regard to the Operating Expense Limits, the Trust's Board of Trustees and the Advisor may terminate or modify this Agreement prior to the Expiration Date only by mutual written consent. This Agreement shall terminate automatically upon the termination of the Advisory Agreement; provided, however, that the obligation of the Trust to reimburse the Advisor with respect to the Fund shall survive the termination of this Agreement unless the Trust and the Advisor agree otherwise.

4.         MISCELLANEOUS.

(a) Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(b)   Interpretation.  Nothing herein  contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

(c)   Definitions.  Any question of  interpretation  of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.


                            Signature Page to Follow

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

                               DGHM INVESTMENT TRUST


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                                            Signature

                               ------------------------------
                                                                           Title




                               DALTON, GREINER, HARTMAN, MAHER
                               &                               CO.,
                                       LLC


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                                            Signature

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                                                                           Title

SLD-1483842-2                    A-1   Expense Limitation Agreement
                                   Schedule A
                                     to the
                          Expense Limitation Agreement
                                     between
                              DGHM Investment Trust
                                       and
                   Dalton, Greiner, Hartman, Maher & Co., LLC

                            Dated as of March 1, 2009




Fund                    Operating Expense  Effective Date  Expiration
                              Limit                           Date
DGHM All-Cap Value Fund       1.50%        March 1, 2009    April 30,
                                                                            2010